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                          BOSTON SCIENTIFIC CORPORATION

                    ANNOUNCES AGREEMENT TO ACQUIRE SCHNEIDER


Natick, Mass. (June 16, 1998)--Boston Scientific Corporation (NYSE:BSX) announced today the signing of a definitive agreement to acquire Schneider Worldwide, a member of the Medical Technology Group of Pfizer Inc. (NYSE:PFE), for approximately $2.1 billion in cash. Headquartered in Bulach, Switzerland, Schneider develops, manufactures and markets a broad range of catheter-based technologies used in less invasive medicine. Its product offerings include stents, angioplasty devices, and accessories for both coronary and peripheral applications. In 1997, Schneider reported sales of approximately $330 million. The transaction is expected to close later this year and is subject to the usual regulatory approvals. It is expected that the transaction will be modestly dilutive to 1999 results.

The combination will enable Boston Scientific to immediately become a participant in a number of high growth areas of interventional medicine in which it currently does not compete. With the technology and intellectual property platform of Schneider, Boston Scientific will be able to offer rapid exchange catheters in the U.S. with both a wide range of balloon angioplasty catheter devices and coronary stent delivery systems. Boston Scientific will also gain rights to broaden its product offering to include nylon balloon technology. Also, with the Schneider Wallstent, Boston Scientific will, for the first time, be able to offer a number of new non-coronary stent products including U.S. FDA approved applications for the iliac, femoral and TIPS (transjugular intrahepatic portosystemic shunt).

Schneider brings with it the NAMIC business, a global leader in the manufacture and sale of a broad line of products used for controlled delivery and monitoring of fluids during angiography and angioplasty procedures. The NAMIC product line will enable Boston Scientific to broaden its product offerings to catheterization labs around the world as a full service specialty supplier.

The combination should also complement many research and development programs at Boston Scientific. Schneider has been investing in many new technology areas of interest including carotid stenting, stent grafting, coronary radiation therapy, and biomaterials and coatings.


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Commenting  on the  transaction,  Pete  Nicholas,  Chairman and Chief  Executive
Officer of Boston Scientific, noted, "We are very pleased to welcome the worldwide Schneider organization to the BSC family. The addition of Schneider will significantly expand our global presence and product offering for the treatment of patients suffering from coronary and peripheral vascular disease. Schneider, like Boston Scientific, has been an early pioneer and leader in the field of interventional medicine. We look forward to continuing our efforts together as a new and stronger company."

This press release contains forward looking statements with respect to the opportunities offered by a Boston Scientific/Schneider combination. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward looking statements and may be adversely affected by, among other things, risks and uncertainties related to competitive offerings and new product launches, timing and scope of regulatory approvals, research and development programs, continued international expansion and foreign exchange fluctuations, intellectual property rights, the ability of the Company to implement its overall business strategy and other factors described in the Company's filings with the Securities and Exchange Commission.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.


                                CONTACT:   Larry Best (508-650-8450)
                                           Sabrina Nicholson (508-647-2551)
                                           Boston Scientific Corporation